Exhibit 99.1

News Release

Torchmark Corporation	•	3700 S. Stonebridge Drive	•	McKinney, Texas 75070

Contact: Joyce Lane		972-569-3627		NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END 2006 RESULTS

McKinney, TX, February 7, 2007–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2006, net income was $1.43 per share ($142 million) compared with $1.21 per share ($126 million) for the year-ago quarter. Net operating income before option expense for the quarter was $1.32 per share ($132 million), a 13% per share increase compared with $1.17 per share ($122 million) for the year-ago quarter. Net operating income including option expense was $1.31 per share ($131 million).

Net income for the year ended December 31, 2006, was $5.13 per share ($519 million) compared with $4.68 per share ($495 million) for the year-ago period. Net operating income before option expense for the year ended December 31, 2006, was $5.03 per share ($509 million), a 10% per share increase compared with $4.59 per share ($486 million) for the year-ago period. Net operating income including option expense was $4.99 per share ($504 million).

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY:

Net operating income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the sum of the after-tax profit and loss for each of the operating segments. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended December 31,		%	Quarter Ended December 31,		%
	2006	2005	Chg.	2006	2005	Chg.
Insurance underwriting income*	$1.22	$1.03	18	$122.1	$107.2	14
Excess investment income*	.80	.77	4	80.2	80.0	—
Parent company expense	(.01)	(.02)		(1.5)	(2.1)
Income tax	(.69)	(.61)	13	(69.2)	(63.4)	9

Net operating income before stock option expense	$1.32	$1.17	13	$131.6	$121.8	8
Stock option expense, net of tax	(.01)	—		(1.0)	—
Net operating income	$1.31	$1.17	12	$130.6	$121.8	7

Reconciling items, net of tax:
Gain on sale of agency buildings	.03	—		2.8	—
Realized gains (losses):
Investments	(.03)	(.03)		(3.3)	(3.1)
Valuation of interest rate swaps	—	(.01)		—	(1.1)
Medicare Part D adjustment	.02	—		1.7	—
Tax settlements	.07	.15		7.4	16.0
Net proceeds (cost) from legal settlements	.03	(.07)		3.3	(7.1)
Retiring executive option term extension	—	—		—	(.4)

Net income	$1.43	$1.21		$142.4	$126.1

Weighted average diluted shares outstanding (000)	99,786	104,314

	Per Share Year Ended December 31,		%	Year Ended December 31,		%
	2006	2005	Chg.	2006	2005	Chg.
Insurance underwriting income*	$4.60	$4.03	14	$464.7	$426.1	9
Excess investment income*	3.15	3.07	3	318.8	324.2	(2)
Parent company expense	(.08)	(.09)		(7.9)	(9.7)
Income tax	(2.64)	(2.41)	10	(267.0)	(255.2)	5

Net operating income before stock option expense	$5.03	$4.59	10	$508.6	$485.5	5
Stock option expense, net of tax	(0.04)	—		(4.3)	—
Net operating income	$4.99	$4.59	9	$504.4	$485.5	4

Reconciling items, net of tax:
Gain on sale of agency buildings	.03	—		2.8	—
Realized gains (losses):
Investments	(.05)	.01		(4.6)	0.6
Valuation of interest rate swaps	(.03)	(.05)		(3.0)	(5.4)
Tax settlement	.11	.15		11.6	16.0
Net proceeds (cost) from legal settlements	.07	(.01)		7.4	(1.0)
Retiring executive option term extension	—	—		—	(0.4)

Net income	$5.13	$4.68		$518.6	$495.4

Weighted average diluted shares outstanding (000)	101,112	105,751

*	See definitions in the discussions below and in the Torchmark 2005 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the fourth quarter 2006 with fourth quarter 2005:

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company markets and administers variable and fixed annuities.

Life insurance is Torchmark’s primary product line. This segment accounted for 64% of the Company’s insurance underwriting margin for the quarter and 54% of total premium revenue. In addition, the investments supporting the reserves for life policies generate most of the excess investment income that is included in the investment segment.

Health insurance, excluding Medicare Part D, accounted for 29% of Torchmark’s insurance underwriting margin for the quarter and 37% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. Medicare Part D, which was a new product line for 2006 and is discussed below as a separate health product line/distribution channel, accounted for 5% of insurance underwriting margin and 8% of total premium revenue. The Company’s predominant supplemental health products are limited benefit plans including hospital/surgical, dread disease and accident policies that are marketed to applicants under age 65. The Company also offers a Medicare Part D prescription drug plan and Medicare supplements, both sold primarily to customers over age 65.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter ended Dec. 31, 2006	Quarter ended Dec. 31, 2005	% Change
Life insurance	$381.3	$368.7	3
Health insurance excluding Medicare Part D	258.3	246.0	5
Health - Medicare Part D	56.6	—	—
Annuity	5.7	6.5	(12)

Total	$701.9	$621.2	13

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes. Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2006	% of Premium	Quarter Ended Dec. 31, 2005	% of Premium	% Change
Insurance underwriting margins:
Life	$102.4	27	$99.5	27	3
Health	45.6	18	42.6	17	7
Health – Medicare Part D	8.5	15	—
Annuity	2.9		3.3

	159.4		145.4
Other income	0 .8		0.4
Administrative expenses	(38.1)		(38.6)

Insurance underwriting income	$122.1		$107.2		14
Per share	$1.22		$1.03		18

Insurance Results by Distribution Channels

Torchmark distributes life insurance through three major distribution channels: Direct Response, American Income Agency and LNL Agency. UA Independent Agency and UA Branch Office Agency are the leading writers of Torchmark’s health insurance products. Medicare Part D, also a health product, is marketed through both Direct Response and the UA agencies, but is treated as a separate distribution channel in this report.

Total premium, life insurance margins, first-year collected premium and net sales by all distribution channels are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Direct Response was Torchmark’s leading contributor to premium revenue ($123 million) and second leading contributor to total underwriting margin ($29 million). Life premiums of $114 million were up 7%, and the life underwriting margin of $27 million was up 2%. As a percentage of life premium, its life underwriting margin was 24%, down 1%. Net sales were unchanged from the year-ago quarter. Direct Response’s life business is comprised of two primary sources: the first is from direct mail solicitations produced “in house,” and the second is from insert media which is produced by a third party. On January 16, 2007, Torchmark announced that it had acquired the assets of the third party providing the media inserts. Torchmark believes that this purchase will lower acquisition costs in the insert media portion of this business and result in higher volume of sales in the future. The announcement press release and a playback of the related conference call are available on Torchmark’s website at www.torchmarkcorp.com on the Investor Relations page.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($37 million) and the second leading contributor to premium revenue ($122 million). Its life insurance underwriting margin as a percentage of life premium was 30% and the highest of the major life channels at Torchmark. Life premiums of $105 million grew 8% compared with the year-ago quarter, while the life underwriting margin of $31 million, grew 1%. The number of producing agents grew 16% to 2,353 compared with the year-ago quarter, but declined by 95 from the end of the third quarter. Net life sales were $21 million for the quarter, up 4%.

LNL Agency, Torchmark’s third leading writer of life insurance, had total premiums of $111 million, including $74 million from life insurance, which declined 2%. The underwriting margin was $28 million, including $21 million from life insurance and also a 2% decline. Net life sales were down 23% as producing agents declined 17% during the fourth quarter, reflective of current expected results of the reorganization in process at this agency.

UA Independent Agency was the largest contributor to health premium ($102 million) and health underwriting margin ($17 million); however, health premium declined 2% and underwriting margin declined 6%. Health underwriting margin as a percentage of premium was unchanged at 17%. Net health sales of $14 million were the same as the year-ago quarter. The largest component of this agency’s in force premium is for Medicare supplement policies for which new sales have declined over the last several years.

UA Branch Office Agency, the second leading health insurance writer, had health premiums of $93 million, up 15%, and health underwriting margin of $13 million, up 11%, with underwriting margin at 14% of premium, down 1%. Net sales grew 42% to $44 million. This agency continues the successful sales growth of its under age 65 supplemental health product which has been much in demand with consumers losing employer coverage or the growing unavailability or affordability of individual major medical policies. The number of producing agents at UA Branch grew 39% to 3,015 compared with the year-ago quarter.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. Premium revenue was $57 million compared with $63 million in the third quarter. There was a positive adjustment to premium in the third quarter due to an update of CMS rate adjustment factors and a negative adjustment in the fourth quarter due to the reconciliation of Torchmark’s records to those of CMS. Marketing for the 2007 plan year began November 15, and ended December 31, 2006. Details of the Company’s plan are at www.uamedicarepartd.com. Medicare Part D underwriting results for the quarter and the year are summarized in the following chart:

	Quarter Ended December 31, 2006 (dollars in millions)	% of Premium	Year Ended December 31, 2006 (dollars in millions)	% of Premium
Premium	$56.6		$212.4

Policy obligations	(41.9)	74	(163.5)	77
Administrative fees	(4.5)	8	(17.0)	8
Net amortization of DAC	(1.7)	3	(6.4)	3

Underwriting margin	$8.5	15	$25.6	12

Actual Medicare Part D benefit costs have been lower than expected since the inception of the program January 1, 2006, when at that time the benefits loss ratio was expected to be 80%. As previously reported, at the end of the third quarter, the expected loss ratio for the year was lowered to 78%. The actual loss ratio for the full year was 77%, which resulted in a lower loss ratio for the fourth quarter of 74%.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year, but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark elected to defer excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reported this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for all interim periods including the fourth quarter 2006 Net Income in the Financial Summary shown on page 1 of this release, but as discussed above, no differences occur for 2006 year-to-date. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Annuities

Torchmark’s annuities are predominantly variable annuity contracts. Underwriting margin from the annuity segment was $3 million, down 13% from the year-ago quarter. Annuities comprised less than 2% of the Company’s insurance underwriting margin for the quarter.

INVESTMENTS – comparing the fourth quarter 2006 with fourth quarter 2005:

Excess Investment Income

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and net financing costs. Net financing costs are interest on debt (including trust preferred securities) offset by any income from interest rate swap agreements. Excess investment income per share recognizes the effect of Torchmark’s share repurchase program that uses excess cash flow to repurchase Torchmark shares rather than acquire fixed income investments.

Excess investment income was $80 million, unchanged compared with the year-ago quarter, but a 4% increase on a per-share basis, as detailed in the following table:

	Quarter Ended December 31,
	2006	2005	% Chg.
	(dollars in millions, except per share data)
Net investment income	$159.4	$152.1	5

Required interest:
Interest credited on net policy liabilities	(61.2)	(57.4)	7
Net financing costs:
Interest on debt	(18.0)	(15.5)
Income from interest rate swaps	—	.8

Total net financing costs	(18.0)	(14.7)	23
Total required interest
	(79.2)	(72.0)	10

Excess investment income	$80.2	$80.0	—
Per share	$.80	$.77	4

Net investment income increased 5%, lower than the 6% increase in average invested assets at amortized cost, and reflective of the effect of investments acquired in the past three years at lower interest rates than the average interest rate of the investment portfolio as a whole.

Late in the second quarter of 2006, Torchmark issued debt and trust preferred securities to pre-fund the retirement of $330 million of similar securities in the fourth quarter. During the fourth quarter, but prior to the retirement of the existing debt, interest expense of $4 million was incurred on the new securities; however, this expense was offset by a similar $4 million of investment income earned on the net proceeds. Excluding the investment income and interest expense related to the pre-funding, net investment income was up $4 million, or 2.4%, slightly lower than the 4% increase in average invested assets. Offsetting the $4 million increase in investment income was a similar $4 million increase in the interest on policy liabilities, which were up 6.7% in line with a similar increase in the average liabilities.

Also affecting financing costs, as previously announced, the Company sold its interest rate swaps in June 2006 due to expected declining income from them. As a result, there was no income from swaps in this quarter compared with $0.8 million in the year-ago quarter. A chart containing additional information about Torchmark’s former swap agreements is on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page menu, under Financial Reports. At December 31, 2006, Torchmark’s only variable-rate debt consists of its commercial paper program which totaled $170 million, down from $532 million a year ago, which included $202 million of commercial paper and $330 million of debt subject to interest rate swaps.

Investment Portfolio Composition at December 31, 2006

At December 31, 2006, the market value of Torchmark’s fixed maturity portfolio was $9.13 billion, $229 million higher than amortized cost of $8.90 billion. This net unrealized gain is comprised of $319 million gross unrealized gains, and $90 million gross unrealized losses. At amortized cost, 92.5% of fixed maturities (92.6% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 94% of total invested assets, earned an annual effective yield of 7.0% during the fourth quarter of 2006, down from 7.1% in the year-ago quarter and third quarter of 2006. Acquisitions of fixed maturity investments during the quarter totaled $360 million at cost, with an average annual effective yield of 6.6%, an average life of 22.1 years and average rating of A-, compared with an effective yield of 6.1%, average life of 13.9 years and average rating of BBB+ in the year-ago quarter.

NON-OPERATING ITEMS – comparing the fourth quarter 2006 with fourth quarter 2005:

Realized Capital Gains and Losses

Total net realized capital losses were $3.3 million after taxes compared with net realized losses of $3.6 million in the year-ago quarter. The losses in the fourth quarter 2006 resulted primarily from the redemption of debt.

Sale of Agency Buildings

During the quarter, the Company sold 21 LNL Agency buildings that resulted in a gain of $3 million, net of taxes, as these district offices were moved to rental properties. The disposal of these buildings was part of the reorganization of the LNL Agency begun earlier this year.

Prior Years Tax Settlement

During 2006, Torchmark recorded non-operating tax benefits totaling $12 million (net of taxes), of which $7 million occurred in the fourth quarter and were comprised of a favorable settlement of all IRS issues related to 1998–2002 tax years and a favorable settlement of Kansas state income taxes for the years 1996–1998.

Net Proceeds from Legal Settlements

In the fourth quarter, Torchmark received $4 million, net of taxes, as partial recovery resulting from participation in class action suits related to the default of WorldCom bonds, offset by $0.7 million of legal expenses for an unrelated settlement.

SHARE REPURCHASE – during the quarter ended December 31, 2006:

Torchmark’s ongoing share repurchase program resulted in the repurchase during the quarter of 192 thousand shares of Torchmark Corporation common stock for a total cost of $12 million ($62.60 average cost per share). During 2006, the Company repurchased 5.6 million shares for a total cost of $320 million ($57.47 average cost per share). At December 31, 2006, there were 98.1 million Torchmark shares outstanding, 99.8 million on a diluted basis.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2007:

Torchmark projects that for the year ending December 31, 2007, net operating income per share, including the share buy-back program and stock option expense, will range from $5.28 to $5.36.

OTHER FINANCIAL INFORMATION:

Financial Accounting Standard 115 requires the adjustment of fixed maturities available for sale to fair value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lenders, prefer to view the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 63% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. GAAP does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of FAS 115 when analyzing balance-sheet based ratios and financial measures.

Management believes that investors can equally benefit from viewing these data. In the tables below are shown several financial ratios and measures excluding FAS 115, as well as the closest corresponding GAAP ratio and measure.

	Non-GAAP Excluding FAS 115 Adj. at Dec. 31,		FAS 115 Adjustment at Dec. 31,		GAAP at Dec. 31,
	2006	2005	2006	2005	2006	2005
Net income as a return on equity (YTD)	—	—			15.6%	14.6%
Net operating income* as a return on equity (YTD)	15.8%	15.9%			—	—

Total assets (in millions)	$14,758	$14,367	$218	$402	$14,976	$14,769
Shareholders’ equity (in millions)	$3,317	$3,172	$142	$261	$3,459	$3,433
Book value per share	$33.25	$30.41	$1.43	$2.50	$34.68	$32.91
Debt to capital ratio	21.2%	21.9%			20.5%	20.6%

*	Net operating income is a non-GAAP number that is defined and reconciled to GAAP Net Income earlier in this release.

	Quarter Ended December 31,		($ millions)	Year Ended December 31,
	2006	2005		2006	2005
Total revenue	$857.1	$769.1		$3,421.2	$3,125.9
Net sales	$133.7	$116.9		$786.8	$460.5

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at Financial Reports.

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent Forms 10-Q, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2006 earnings release conference call with financial analysts at 12:00 p.m. noon (Eastern Time) tomorrow, February 8, 2007. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon, or at www.PRNewswire.com/news at the Multimedia Menu at Conference Calls on the Web. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the Financial Reports icon.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com